CUSIP No. 268162 20 3               13G                        Page 1of 1
                                                        Filed January 30, 2002


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)





                                     DynCorp
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   268162 20 3
                                 (CUSIP Number)

                                December 31, 2001
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                  X        Rule 13d-1(b)

                           Rule 13d-1(c)

                           Rule 13d-1(d)





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CUSIP No. 268162 20 3         13G                           Page 1 of 4 Pages
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1.Name of reporting person            DynCorp Savings and Retirement Plan Trust
I.R.S. Identification No. of above person (entities only)           54-6189869

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2.       Check the appropriate box if a member of a group
                                                                  (a)
                                                                  (b)

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3.       SEC use only

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4.       Citizenship or place of organization
         The Trust was formed by DynCorp, a Delaware corporation. Its principal office is located in the Commonwealth of Virginia.

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        Number of          5.       Sole voting power

         shares

      beneficially

        owned by

          each

        reporting

         person

          with:
                           -----------------------------------------------------
                           6.       Shared voting power
                                      5,548,472    (Trust votes shares in
                                                   accordance with instructions
                                                   received from Plan
                                                   participants.)

                           -----------------------------------------------------
                           7.       Sole dispositive power



                           -----------------------------------------------------
                           8.       Shared dispositive power
                                      5,548,472    (Trust votes shares in
                                                   accordance with instructions
                                                   received from Plan
                                                   participants.)

9.       Aggregate amount beneficially owned by each reporting person

         5,548,472   (Shares held on behalf of Issuer's current and former
                        employees participating in the Plan)

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10.      Check box if the aggregate amount in row (9) excludes certain shares
--------------------------------------------------------------------------------

11.      Percent of class represented by amount in row (9)

         52.7%
--------------------------------------------------------------------------------
12.      Type of reporting person

         EP

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

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Item 1(a).        Name of Issuer:
         DynCorp

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Item 1(b).        Address of Issuer:
         11710 Plaza America Drive, Reston, Virginia  20190

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Item 2(a).        Name of Person Filing:
         DynCorp Savings and Retirement Plan Trust

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Item 2(b).        Address of Principal Business Office, or if None, Residence
         11710 Plaza America Drive, Reston, Virginia  20190

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Item 2(c).        Citizenship: The Trust was formed by DynCorp, a Delaware
               corporation. Its principal office is located in the Commonwealth of Virginia.

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Item 2(d).        Title of Class of Securities
         Common Stock, par value $0.10 per share

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Item 2(e).        CUSIP Number:
         268162 20 3

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Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a) Broker or dealer registered under Section 15 of the Exchange Act.

        (b) Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c) Insurance company as defined in Section 3(a)(19) of the Exchange
                Act.

        (d) Investment company registered under Section 8 of the Investment Company Act.

        (e) An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E));

        (f)X An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

        (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) A church plan that is excluded from the definitions of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j) Group, in accordance with Rule 13d-1(b)(1)(iii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.

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This Amendment No. 3 amends the Schedule 13G filed on January 26, 1999 by the
DynCorp Savings and Retirement Plan Trust relating to the Issuer's Common Stock, to reflect changes in number and percentage of shares owned as of December 31, 2001.

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Item 4.           Ownership.
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         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:                              5,548,472

         (b) Percent of class:                                           52.7%

         (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote

             (ii)Shared power to vote or to direct the vote          5,548,472

             (iii)    Sole power to dispose of or to direct the
                          disposition of

             (iv)     Shared power to dispose of or to direct the
                          disposition of                             5,548,472

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Item 5.      Ownership of Five Percent or Less of a Class

             N/A

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Item 6.      Ownership of More Than Five Percent on Behalf of Another Person

             N/A

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Item 7.      Identification and Classification of the Subsidiary Which Acquired
                 the Security Being Reported on by the Parent Holding Company

             N/A

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Item 8.      Identification and Classification of Members of the Group.

                  N/A
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Item 9.           Notice of Dissolution of Group

                  N/A

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Item 10           Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                January 30, 2002
                          ------------------------------------------------------
                                     (Date)

                               DynCorp Savings and Retirement Plan Trust


                                 By:      /s/ H. Montgomery Hougen
                           -----------------------------------------------------
                                                (Signature)

                                             H. Montgomery Hougen
                                             Member, Administrative Committee
                            ----------------------------------------------------
                                                (Name/Title)